SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K

                                Current Report
                     Pursuant To Section 13 or 15(d) of
                     The Securities Exchange Act of 1934

                         Date of Report March 16, 2001

                         WATSON WYATT & COMPANY HOLDINGS
             (Exact name of registrant as specified in its charter)

 Delaware                         001-16159                       52-2211537
 (State or other           (Commission File Number)           (I.R.S. Employer
 jurisdiction of                                            Identification  No.)
 incorporation or
 organization)

                              1717 H Street NW
                         Washington, D.C. 20006-3900
        (Address of principal executive offices, including zip code)
                               (202) 715-7000
             (Registrant's telephone number, including area code)

Item 5.  Other Events
---------------------

As previously reported in our report on Form 10-Q for the quarter ended December 31, 2000, the Company changed its reportable segments. The financial statements as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000 included in this Form 8-K reflect the new basis of segment reporting.

                                                                       Page
                                                                       ----
Financial Information

Consolidated Financial Statements of Watson Wyatt & Company

Report of Independent Accountants                                       F-1

Financial Statements:
  Consolidated Statements of Operations for each of the three years
  in the period ended June 30, 2000                                     F-2

  Consolidated Balance Sheets at June 30, 2000 and 1999                 F-3

  Consolidated Statements of Cash Flows for each of the three years
  in the period ended June 30, 2000                                     F-4

  Consolidated Statements of Changes in Permanent Shareholders' Equity
  for each of the three years in the period ended June 30, 2000         F-5

  Notes to the Consolidated Financial Statements                    F-6 to F-26



Item 7.  Financial Statements and Exhibits
------------------------------------------

(c) Exhibits

     99   Consent of Company's Independent Accountants                   3



Item 9.  Regulation FD Disclosure
---------------------------------

Unaudited quarterly segment information                                4 to 5



Signatures
----------                                                               6

ITEM 5.  OTHER EVENTS
---------------------


                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------




To the Board of Directors and
Shareholders of Watson Wyatt & Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 5 on page 2 of this Form 8-K present fairly, in all material respects, the financial position of Watson Wyatt & Company and its subsidiaries at June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP



Washington, D.C.
August 4, 2000, except for Note 1 "Earnings per Share" and
Note 13, as to which the date is March 7, 2001

                                          WATSON WYATT & COMPANY
                                   Consolidated Statements of Operations
                           (Thousands of U.S. Dollars, Except Per Share Amounts)


                                                                                Year Ended June 30,
                                                                       --------------------------------------
                                                                          2000          1999           1998
                                                                       ----------    ----------    ----------

Revenue                                                                $  624,583    $  556,860    $  512,660
                                                                       ----------    ----------    ----------

Costs of providing services:
    Salaries and employee benefits                                        332,339       298,915       268,611
    Stock incentive bonus plan                                             30,283        22,610             -
    Non-recurring compensation charge (see Note 12)                             -             -        69,906
    Professional and subcontracted services                                49,608        47,863        49,907
    Occupancy, communications and other                                   100,099        92,668        88,840
    General and administrative expenses                                    63,596        56,578        51,759
    Depreciation and amortization                                          17,878        15,248        24,994
                                                                       ----------    ----------    ----------
                                                                          593,803       533,882       554,017
                                                                       ----------    ----------    ----------

Income (loss) from operations (see Note 12)                                30,780        22,978       (41,357)

Other:
    Interest income                                                         1,823           944           901
    Interest expense                                                       (1,876)       (2,646)       (2,768)

Income from affiliates                                                      3,116         2,524           258
                                                                       ----------   -----------   -----------

Income (loss) before income taxes and minority interest (see Note 12)      33,843        23,800       (42,966)
                                                                       ----------   -----------   -----------

Provision for income taxes:
    Current                                                                12,344        18,744        15,116
    Deferred                                                                2,851        (7,296)       (1,982)
                                                                       ----------   -----------   -----------
                                                                           15,195        11,448        13,134
                                                                       ----------   -----------   -----------

Income (loss) before minority interest (see Note 12)                       18,648        12,352       (56,100)

Minority interest in net income of consolidated subsidiaries                 (115)         (217)         (112)
                                                                       ----------   -----------   -----------

Income (loss) from continuing operations (see Note 12)                     18,533        12,135       (56,212)

Discontinued operations:

Loss from operations of discontinued Outsourcing Business (less applicable income tax benefit of $5,053 for the year ended June
    30, 1998)                                                                   -             -        (6,821)

Adjustment (loss) on disposal of  discontinued Outsourcing Business
    (1999 adjustment is net of applicable income tax expense of $6,322;
    1998 loss is net of applicable income tax benefit of $46,715)               -         8,678       (63,085)

                                                                       ----------    ----------   -----------

Net income (loss) (see Note 12)                                        $   18,533    $   20,813   $  (126,118)
                                                                       ==========    ==========   ===========



Earnings (loss) per share, continuing operations, basic and fully
    diluted                                                            $     0.62    $     0.40   $     (1.64)
                                                                       ==========    ==========   ===========

Earnings (loss)  per share, discontinued operations, basic and fully
    diluted                                                            $        -    $     0.28   $     (2.03)
                                                                       ==========    ==========   ===========

Earnings (loss) per share, net income (loss), basic and fully diluted  $     0.62    $     0.68   $     (3.67)
                                                                       ==========    ==========   ===========


                                               See accompanying notes
                                                        F-2

                                               WATSON WYATT & COMPANY
                                            Consolidated Balance Sheets
                                            (Thousands of U.S. Dollars)

                                                                           June 30,                June 30,
                                                                             2000                    1999
                                                                       ---------------         ---------------

      Assets

Cash and cash equivalents                                              $        41,410         $        35,985

Receivables from clients:

     Billed, net of allowances of $2,832 and $3,701                             76,729                  72,798
     Unbilled, net of allowances of $676 and $796                               66,009                  63,068
                                                                       ---------------         ---------------
                                                                               142,738                 135,866

Other current assets                                                            11,705                  10,834
                                                                       ---------------         ---------------

     Total current assets                                                      195,853                 182,685

Investment in affiliates                                                        16,615                  15,306
Fixed assets, net of accumulated depreciation of $83,211 and $80,368            45,237                  42,797
Deferred income taxes                                                           53,355                  56,206
Intangible assets, net of accumulated amortization of $15,288 and $13,904        8,721                   7,455
Other assets                                                                    10,179                   9,511
                                                                       ---------------         ---------------

Total Assets                                                           $       329,960         $       313,960
                                                                       ===============         ===============

     Liabilities, Redeemable Common Stock and Permanent Shareholders' Equity


Accounts payable and accrued liabilities                               $       167,833         $       152,619

Income taxes payable                                                            11,843                  18,374
                                                                       ---------------         ---------------
     Total current liabilities                                                 179,676                 170,993

Accrued retirement benefits                                                     79,462                  77,140
Deferred rent and accrued lease losses                                           5,456                   9,270
Other noncurrent liabilities                                                    23,657                  22,608

Minority interest in subsidiaries                                                  498                     669

Redeemable Common Stock - $1 par value:
     25,000,000 shares authorized;
     14,805,145 and 16,112,416 issued
     and outstanding; at redemption value                                      115,480                 107,631

Permanent shareholders' equity:
Adjustment for redemption value (greater)/less
     than amounts paid in by shareholders                                       (6,097)                 11,420
Retained deficit                                                               (64,223)                (83,209)
Cumulative translation adjustment (accumulated other
     comprehensive loss)                                                        (3,949)                 (2,562)

Commitments and contingencies
                                                                       ---------------         ---------------

Total Liabilities, Redeemable Common Stock and Permanent
     Shareholders' Equity                                              $       329,960         $       313,960
                                                                       ===============         ===============



                                                 See accompanying notes
                                                         F-3

                                               WATSON WYATT & COMPANY
                                        Consolidated Statements of Cash Flows
                                             (Thousands of U.S. Dollars)

                                                                                    Year Ended June 30,
                                                                     ----------------------------------------------
                                                                        2000              1999             1998
                                                                     -----------       -----------      -----------
Cash flows from operating activities:
    Net income (loss)                                                $    18,533       $    20,813      $  (126,118)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Non-cash non-recurring compensation charge                             -                 -           69,906
        Net (adjustment) loss from Discontinued Operations                     -            (8,678)          69,906
        Provision for doubtful receivables from clients                    6,338             9,086            6,158
        Depreciation                                                      16,025            13,680           12,849
        Amortization of deferred software and development costs
        and other intangible assets                                        1,852             1,568           12,143
        Provision for (benefit from) deferred income taxes                 2,851            (7,295)          (1,982)
        Income from affiliates                                            (3,116)           (2,524)            (258)
        Minority interest in net income of consolidated subsidiaries         115               217              112
        (Increase) decrease in assets (net of discontinued operations):
            Receivables from clients                                     (13,210)          (25,071)         (11,660)
            Income taxes receivable                                            -             2,216            4,558
            Other current assets                                            (871)           (3,889)             342
            Other assets                                                    (717)              480               76
        Increase (decrease) in liabilities (net of discontinued operations):
            Accounts payable and accrued liabilities                      15,871            52,149           13,576
            Income taxes payable                                          (6,531)           12,052           (3,563)
            Accrued retirement benefits                                    2,322            (5,388)          (4,169)
            Deferred rent and accrued lease losses                        (3,814)           (3,406)          (2,262)
            Other noncurrent liabilities                                   1,810             1,132              840
        Other, net                                                           563               514            1,603
        Discontinued operations, net                                      (1,090)           (5,537)         (18,554)
                                                                     -----------       -----------      -----------
        Net cash from operating activities                                36,931            52,119           23,503
                                                                     -----------       -----------      -----------

Cash flows used in investing activities:
    Purchases of fixed assets                                            (20,235)          (19,684)         (16,034)
    Proceeds from sales of fixed assets                                      495               237              623
    Acquisitions                                                          (3,069)           (6,207)               -
    Investment in software and development costs                               -                 -           (3,000)
    Distributions from affiliates                                          1,187             4,220            3,076
    Discontinued operations                                                    -                 -          (14,750)
                                                                     -----------       -----------      -----------
        Net cash used in investing activities                            (21,622)          (21,434)         (30,085)
                                                                     -----------       -----------      -----------

Cash flows used in financing activities:
    Net borrowings (repayments) on line of credit                              -            (9,000)           9,000
    Issuances of Redeemable Common Stock                                     132            15,451            1,005
    Repurchases of Redeemable Common Stock                                (9,347)          (15,124)         (13,141)
                                                                     -----------       -----------      -----------
        Net cash used in financing activities                             (9,215)           (8,673)          (3,136)
                                                                     -----------       -----------      -----------

Effect of exchange rates on cash                                            (669)              568           (3,134)
                                                                     -----------       -----------      -----------

Increase (decrease) in cash and cash equivalents                           5,425            22,580          (12,852)

Cash and cash equivalents at beginning of period                          35,985            13,405           26,257
                                                                     -----------       -----------      -----------

Cash and cash equivalents at end of period                           $    41,410       $    35,985      $    13,405
                                                                     ===========       ===========      ===========






                                                See accompanying notes
                                                         F-4

                                                 WATSON WYATT & COMPANY
                           Consolidated Statements of Changes in Permanent Shareholders' Equity
                                               (Thousands of U.S. Dollars)
                                                                                                 Adjustment for
                                                                                                Redemption Value
                                                                         Cumulative           (Greater)/Less Than
                                                     Retained            Translation           Amounts Paid in by
                                                     Deficit                Loss                  Shareholders          Total
                                                  -------------        -------------         --------------------   -----------
Balance at June 30, 1997                          $      24,633        $         836         $            (37,674)  $   (12,205)

Comprehensive Loss:
   Net loss                                            (126,118)                   -                            -      (126,118)
     Foreign currency translation adjustment                  -               (3,752)                           -        (3,752)
                                                                                                                    -----------
Total Comprehensive Loss                                                                                               (129,870)

Effect of repurchases of 2,410,425 shares of
     common stock (various prices per share)             (5,349)                   -                        5,349             -
Adjustment of redemption value for change
     in formula book value per share                          -                    -                      (12,341)      (12,341)
Adjustment of redemption value for non-recurring
     compensation charge (see Note 12)                        -                    -                       69,906        69,906
                                                  -------------        -------------         --------------------   -----------

Balance at June 30, 1998                               (106,834)              (2,916)                      25,240       (84,510)

Comprehensive Income:
     Net income                                          20,813                    -                            -        20,813
     Foreign currency translation adjustment                  -                  354                            -           354
                                                                                                                    -----------
Total Comprehensive Income                                                                                               21,167

Effect of repurchases of 2,361,542 shares of
     common stock (various prices per share)              2,812                    -                       (2,812)            -
Adjustment of redemption value for change
     in Formula Book Value per share                          -                    -                      (11,008)      (11,008)

                                                  -------------        -------------         --------------------   -----------

Balance at June 30, 1999                                (83,209)              (2,562)                      11,420       (74,351)

Comprehensive Income:
     Net income                                          18,533                    -                            -        18,533
     Foreign currency translation adjustment                  -               (1,387)                           -        (1,387)
                                                                                                                    -----------
Total Comprehensive Income                                                                                               17,146

Effect of repurchases of 1,326,971 shares of
     common stock (various prices per share)                453                    -                         (453)            -
Adjustment of redemption value for change
     in Formula Book Value per share                          -                    -                      (17,064)      (17,064)
                                                  -------------        -------------          -------------------   -----------

Balance at June 30, 2000                          $     (64,223)       $      (3,949)         $            (6,097)  $   (74,269)
                                                  =============        =============          ===================   ===========

                                               See accompanying notes
                                                         F-5

                          WATSON WYATT & COMPANY

                Notes to the Consolidated Financial Statements
  (Tabular Amounts in Thousands of Dollars Except Share and Percentage Data)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS - Watson Wyatt & Company (collectively referred to as "we", "Watson Wyatt" or the "Company"), together with its subsidiaries, is an international company engaged in the business of providing professional consultative services on a fee basis, primarily in the human resource areas of employee benefits and compensation, but also in other areas of specialization such as human capital consulting and human resource related technology consulting. Substantially all of our stock is held by or for the benefit of employees.

In 1998, the Company discontinued its benefits administration outsourcing business as further described in Note 14. The Consolidated Statements of Operations in 1999 and 1998 reflect the charges recorded for that discontinuation as well as for the operating results of the discontinued operations in 1998 prior to discontinuation.

USE OF ESTIMATES - Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, investments in affiliates, depreciation and amortization, profits on long-term contracts, asset write-downs, employee benefit plans, taxes and discontinued operations.

PRINCIPLES OF CONSOLIDATION - Our consolidated financial statements include the accounts of the Company and our majority-owned and controlled subsidiaries after elimination of intercompany accounts and transactions. Investments in affiliated companies over which we have the ability to exercise significant influence are accounted for using the equity method.

RECLASSIFICATIONS - Certain amounts previously presented have been reclassified to conform to the current presentation.

CASH AND CASH EQUIVALENTS - We consider short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Such investments were $23,500,000 at June 30, 2000, and $21,700,000 at June 30,
1999.

RECEIVABLES FROM CLIENTS - Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Unbilled receivables are stated at full billing rates less an allowance for uncollectible amounts.

REVENUE RECOGNITION - For consulting services, revenue from clients are recorded as services are performed and are presented net of write-offs and estimated uncollectible amounts. Services rendered are generally billed on a monthly basis using fee arrangements defined at the inception of the project. Revenue from long-term contracts is recognized on the percentage of completion basis. Anticipated contract losses are recognized as they become known. We recognize revenue for administrative and record-keeping operations as earned.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB 101) which summarizes certain of the staff's views on revenue recognition. Our revenue recognition policies have been and continue to be in accordance with SAB 101.

INTANGIBLE ASSETS - Intangible assets consist primarily of goodwill related to the excess cost over net assets of purchased companies. Goodwill is generally amortized on a straight-line basis over seven to fifteen years. We regularly assess the recoverability of unamortized goodwill and other long-lived assets by comparing the probable future cash flows with the net book value of the underlying assets. Losses so identified are then measured as the difference between the net book value of the asset and the discounted present value of the cash flows and are recorded as identified.

EMPLOYEE RECEIVABLES - We had outstanding employee receivables included in other current and noncurrent assets of $2,173,000 and $2,440,000 at June 30, 2000 and June 30, 1999, respectively, related primarily to employee relocations.

FOREIGN CURRENCY TRANSLATION - Gains and losses on foreign currency transactions are recognized currently in the consolidated statements of operations. Assets and liabilities of our subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of our subsidiaries outside the United States are translated into U.S. dollars at the average exchange rates during the year. Gains and losses on translation of our equity interests in our subsidiaries outside the United States are not included in the consolidated statements of operations but are reported separately and accumulated as the cumulative translation gain or loss within permanent shareholders' equity in the consolidated balance sheets. Foreign currency translation gains or losses on intercompany receivables and payables are not recognized because such amounts are considered to be permanent and are not expected to be liquidated.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amount of our cash and cash equivalents, short-term investments, receivables from clients and notes and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments. We had no borrowings outstanding under our revolving credit agreement at June 30, 2000 and June 30, 1999. We know of no event of default that would require us to satisfy the guarantees described in Notes 9 and 16 other than as reflected in the Consolidated Financial Statements.

CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. We invest our excess cash with high quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to our large number of customers and their dispersion across many industries and geographic regions.

STOCK-BASED COMPENSATION - We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for the stock option plan adopted in fiscal year 2000. See Note 17. Compensation expense, if any, would be recorded and measured as the difference between the fair market value of the stock at the date of the grant and the option price. The compensation expense would be recognized over the five-year vesting period identified in the plan. For any cash based, non-stock awards, such as stock appreciation rights, compensation expense will be recognized over the vesting period to the extent that the market price of the stock increases. We have elected the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Management expects any compensation expense recognized under the stock option plan to be immaterial to our financial statements.

EARNINGS PER SHARE - The computation of earnings per share is based upon the weighted average number of shares of redeemable common stock outstanding. Earnings per share data for the fiscal years ended June 30, 2000, 1999 and 1998 have been restated to reflect events related to our Initial Public Offering in October 2000. In conjunction with this offering, we completed changes in our corporate structure involving the merger of Watson Wyatt & Company with WW Merger Subsidiary, Inc., a wholly owned subsidiary of Watson Wyatt & Company Holdings. As a result, Watson Wyatt & Company became a wholly owned subsidiary of Watson Wyatt & Company Holdings and each share of Watson Wyatt & Company's Redeemable Common Stock was converted into one share of class B-1 and one share of class B-2 common stock of Watson Wyatt & Company Holdings. The number of shares (in thousands) used in the earnings per share computation is 30,000 in fiscal year 2000, 30,430 in fiscal year 1999, and 34,340 in fiscal year 1998, which reflect the corporate reorganization and two-for-one share conversion as if both events were effective at the beginning of each period.

COMPREHENSIVE INCOME - In fiscal year 1999, we adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative foreign currency translation gain or loss. For the years ended June 30, 2000, 1999 and 1998, comprehensive income (loss) totaled $17,146,000, $21,167,000 and $(129,870,000), respectively.


NOTE 2 - CASH FLOW INFORMATION

Net cash from operating activities in the consolidated statements of cash flows includes cash payments for:

                                              Year ended June 30
                                              ------------------

                                    2000              1999             1998
                            -----------------------------------------------

Interest expense            $      1,879      $      1,889     $      2,639
Income taxes                $     21,707      $      5,462     $     18,679



NOTE 3 - INVESTMENT IN AFFILIATES

Entities accounted for under the equity method are:

                                     Ownership                June 30
                                      Interest          2000            1999
                                    ----------------------------------------

Watson Wyatt Partners                    10.0%    $   11,113       $    9,265
Watson Wyatt Holdings (Europe) Limited   25.0%         5,502            6,041
                                                  ----------       ----------

Total Investment in Affiliates                    $   16,615       $   15,306
                                                  ==========       ==========


On April 1, 1995, we transferred our United Kingdom ("U.K.") operations to Watson Wyatt Partners, formerly R. Watson & Sons ("Watsons"), an actuarial partnership based in the U.K., and received a beneficial interest in Watsons and a 10% interest in a defined profit pool of Watsons. We also transferred our Continental European operations to a newly-formed holding company, Watson Wyatt Holdings (Europe) Limited ("WWHE"), jointly owned and controlled by us and Watsons, in exchange for 50.1% of its shares. The Company's historical basis in the assets and liabilities carried over. Effective July 1, 1998, we sold one half of our investment in WWHE to Watsons; no gain or loss was recognized on the transaction.

Our interest in Watsons is an investment in a general partnership. We retain the ability to exercise significant influence over WWHE. As a result, both investments are accounted for under the equity method.

At June 30, 2000, our investments in WWHE and Watsons exceeded our share of the underlying net assets by $2,047,000 due primarily to the capitalization of external transaction costs incurred by us. This basis differential is being amortized over periods of 10 to 15 years. The Company's pre-tax income from affiliates includes the following:

                                             Year Ended June 30
                                       2000         1999            1998
                                   -------------------------------------

Equity in income from affiliates   $  3,326     $  2,760        $    724
Amortization of basis differential     (210)        (236)           (466)
                                   --------     --------        --------

Income from affiliates             $  3,116     $  2,524        $    258
                                   ========     ========        ========

Combined summarized balance sheet information at June 30 for the Company's affiliates follows:
                                                          2000           1999
                                                  ---------------------------

Current assets                                    $    155,980   $    117,717
Noncurrent assets                                       17,920         17,286
                                                  ------------   ------------

       Total assets                               $    173,900   $    135,003
                                                  ============   ============

Current liabilities                               $     64,640   $     65,171
Noncurrent liabilities                                  52,283         30,810
Shareholders' equity                                    56,977         39,022
                                                  ------------   ------------

       Total liabilities & shareholders' equity   $    173,900   $    135,003
                                                  ============   ============

Our operating results include our proportionate share of income from equity investments from the dates of investment. Combined summarized operating results for the years ended June 30, reported by the affiliates follow:

                                           2000           1999           1998
                                     ----------------------------------------

Revenue                              $  224,507     $  206,463     $  173,012
Operating expenses                      166,265        155,330        135,577
                                     ----------     ----------     ----------

Income before tax                    $   58,242     $   51,133     $   37,435
                                     ==========     ==========     ==========

Net income                           $   58,312     $   51,116     $   38,176
                                     ==========     ==========     ==========

NOTE 4 - FIXED ASSETS

Furniture, fixtures, equipment and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or lease terms.

The components of fixed assets are:
                                                          June 30
                                                 2000                1999
                                       ----------------------------------

Furniture, fixtures and equipment      $       98,578       $      96,096
Leasehold improvements                         29,870              27,069
                                              128,448             123,165
                                       --------------       -------------
Less: accumulated depreciation
     and amortization                         (83,211)            (80,368)
                                       --------------       -------------

     Net fixed assets                  $       45,237       $      42,797
                                       ==============       =============


NOTE 5 - PENSION AND SAVINGS PLANS

In fiscal year 1999, we adopted the revised disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardized the disclosure of pensions and other postretirement benefits but did not change the accounting for these benefits. Prior years' information has been reclassified to conform to the 1999 disclosure format.

The noncurrent portions of accrued costs related to our principal retirement plans are:
                                                        June 30
                                                2000               1999
                                            ---------------------------

Defined benefit retirement plans            $ 27,905           $ 28,149
Canadian Separation Allowance Plan             6,116              5,953
Postretirement benefits other than pensions   45,441             43,038
                                            --------           --------

Accrued retirement benefits                 $ 79,462           $ 77,140
                                            ========           ========

DEFINED BENEFIT PLANS

We sponsor both qualified and non-qualified non-contributory defined benefit pension plans covering substantially all of our associates. Under our principal plans (U.S., Canada, and Hong Kong), benefits are based on the number of years of service and the associate's compensation during the three highest paid consecutive years of service.

Contributions are limited to amounts that are currently deductible for tax purposes, and the excess of expense over such contributions and direct payments under non-qualified plan provisions is accrued.

Net periodic pension cost consists of the following components:


                                                   Year Ended June 30
                                           2000           1999             1998
                                        ---------------------------------------

Service cost                            $23,968        $22,976          $18,340
Interest cost                            26,163         23,909           22,302
Expected return on plan assets          (40,138)       (37,437)         (31,910)
Amortization of transition obligation       201            201              201
Amortization of net unrecognized gains   (6,188)        (5,979)          (6,316)
Amortization of prior service cost        2,012          1,841            1,794
                                        -------        -------          -------

Net periodic pension cost              $  6,018        $ 5,511          $ 4,411
                                       ========        =======          =======

During fiscal year 1999, we acquired a portion of KPMG's actuarial consulting services. In connection with this transaction, we recognized additional pension expense of $665,000.

The following tables set forth the changes in the projected pension benefit obligation and fair value of the pension plan assets:
                                                         June 30
                                              2000                  1999
                                         -------------------------------

Benefit obligation at beginning of year  $ 377,407             $ 353,658
Service cost                                23,968                22,976
Interest cost                               26,163                23,909
Actuarial gains                            (13,959)               (8,503)
Benefit payments                           (21,352)              (14,539)
Plan amendments                              1,948                    --
Foreign currency adjustment                   (151)                  (94)
                                         ---------             ---------

Benefit obligation at end of year        $ 394,024             $ 377,407
                                         =========             =========

                                                      June 30
                                              2000                   1999
                                        ---------------------------------

Fair value of plan assets at beginning
  of year                               $  411,102              $ 381,398
Actual return on plan assets                58,077                 36,473
Divestitures                                  (254)                    --
Company contributions                       12,786                  7,889
Benefit payments                           (21,352)               (14,539)
Foreign currency adjustment                   (205)                  (119)
                                         ---------              ---------
Fair value of plan assets at end
  of year                                $ 460,154              $ 411,102
                                         =========              =========


Pension plan assets consist of domestic equity, international equity and fixed income securities.

The following table sets forth selected information for plans with accumulated benefit obligations in excess of plan assets:


                                                             June 30
                                                   2000                 1999
                                            --------------------------------

Projected benefit obligation                $    86,620          $    86,703
Accumulated benefit obligation                   46,892               42,740
Fair value of plan assets                            --                   --

The accrued pension benefit cost recognized in the Company's consolidated balance sheets is computed as follows:
                                                          June 30
                                                   2000                 1999
                                           ---------------------------------

Funded status at end of year               $     66,384           $   33,695
Unrecognized prior service cost                   9,187                9,255
Unrecognized net gain                          (101,248)             (75,579)
Unrecognized transition obligation                  592                  793
                                           ------------           ----------
Net accrued pension liability              $    (25,085)          $  (31,836)
                                           ============           ==========

Prepaid pension benefit cost               $     38,918           $   26,691
Accrued pension benefit liability               (64,003)             (58,527)
Intangible assets                                    --                   --
Accumulated other comprehensive income               --                   --
                                           ------------           ----------
Net accrued pension liability              $    (25,085)          $  (31,836)
                                           ============           ==========

Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal defined benefit pension plans, include:

                                                         June 30
                                                 2000         1999         1998
                                              ---------------------------------

Discount rate, projected benefit obligation     7.25%        7.00%        6.75%
Discount rate, net periodic pension cost        7.00%        6.75%        7.50%
Expected long-term rate of return on assets    10.00%       10.00%       10.00%
Rate of increase in compensation levels         5.34%        5.34%        5.80%


DEFINED CONTRIBUTION PLANS

We sponsor a savings plan which provides benefits to substantially all U.S. associates and under which we match employee contributions at 50% of the first 6% of total pay, which includes base salary, overtime and annual performance-based bonuses. Vesting of the Company match occurs after three years for new employees and is 100% for all employees hired before January 1, 1997. The expense in fiscal years 2000, 1999 and 1998 for the match was $5.6 million, $4.5 million and $5.1 million, respectively.

Under the plan, we also have the ability to make discretionary profit-sharing contributions. We made no profit sharing contributions during fiscal years 2000, 1999 or 1998. We also sponsor a Canadian Separation Allowance Plan (CSAP) which provides benefits to substantially all Canadian associates. The CSAP is an unfunded book reserve arrangement; as such, the amounts due to associates are recorded as a liability in the consolidated balance sheets of the Company. CSAP expense for fiscal years 2000, 1999 and 1998 amounted to $372,000, $377,000 and $293,000, respectively.

NOTE 6 - BENEFITS OTHER THAN PENSIONS

HEALTH CARE BENEFITS

We sponsor a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. We accrue a liability for estimated incurred but unreported claims based on projected use of the plan as well as paid claims of prior periods. The liability totaled $2,483,000 at June 30, 2000 and $2,495,000 at June 30, 1999, and is included in accounts payable and accrued liabilities in the consolidated balance sheets.

POSTRETIREMENT BENEFITS

We provide certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. Our principal plans are unfunded. Net periodic postretirement benefit cost consists of the following components:

                                                    Year Ended June 30
                                         2000             1999             1998
                                      -----------------------------------------

Service cost                          $ 1,877         $  1,898          $ 1,848
Interest cost                           2,216            2,178            2,133
Amortization of transition obligation      46               46               46
Amortization of net unrecognized gains   (683)            (488)            (584)
Amortization of prior service cost       (127)            (127)            (127)
                                      -------          -------          -------

Net periodic postretirement
   benefit cost                       $ 3,329          $ 3,507          $ 3,316
                                      =======          =======          =======

The following tables set forth the changes in the accumulated postretirement benefit obligation, Company contributions and benefit payments. Actuarial gains primarily relate to a 0.25% increase in the discount rate used in the valuation of the U.S. plan.
                                                            June 30
                                                  2000                    1999
                                            ----------------------------------

Benefit obligation at beginning of year     $   34,981               $  32,326
Service cost                                     1,877                   1,898
Interest cost                                    2,216                   2,178
Participant contributions                          267                     175
Actuarial gains                                 (3,102)                   (563)
Acquisitions                                        --                     245
Benefit payments                                (1,413)                 (1,267)
Foreign currency adjustment                        (16)                    (11)
                                            ----------               ---------

Benefit obligation at end of year           $   34,810               $  34,981
                                            ==========               =========

                                                            June 30
                                                  2000                    1999
                                            ----------------------------------

Fair value of plan assets at beginning
   of year                                  $       --               $      --
Company contributions                            1,146                   1,092
Participant contributions                          267                     175
Benefit payments                                (1,413)                 (1,267)
                                            ----------               ---------

Fair value of plan assets at end of year    $       --               $      --
                                            ==========               =========

The accrued other postretirement benefit cost recognized in the Company's consolidated balance sheets is computed as follows:

                                                            June 30
                                                  2000                     1999
                                           ------------------------------------

Funded status at end of year               $   (34,810)            $    (34,981)
Unrecognized prior service cost                 (1,198)                  (1,325)
Unrecognized net gain                          (11,163)                  (8,763)
Unrecognized transition obligation                 604                      650
                                           -----------             ------------

Net accrued postretirement liability       $   (46,567)            $    (44,419)
                                           ===========             ============

Prepaid postretirement benefit cost        $        --             $         --
Accrued postretirement benefit liability       (46,567)                 (44,419)
Intangible assets                                   --                       --
Accumulated other comprehensive income              --                       --
                                           -----------             ------------
Net accrued postretirement liability       $   (46,567)            $    (44,419)
                                           ===========             ============

Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal postretirement plans, include:

                                                               June 30
                                                       2000     1999       1998
                                                      -------------------------


Health care cost trend, accumulated benefit obligation:
Pre-65 benefits
       (decreasing to 5.00% for 2005 and thereafter) 8.00% 7.70% 8.40% Post-65 benefits
       (decreasing to 5.00% for 2008 and thereafter) 9.00% 7.10% 7.70% Discount rate, accumulated benefit obligation
postretirement benefit                                7.25%    7.00%      6.75%
Discount rate, net periodic cost                      7.00%    6.75%      7.50%

A one percentage point change in the assumed health care cost trend rates would have the following effect:
                                               1% Increase          1% Decrease
                                             ----------------------------------

Effect on net periodic postretirement benefit
   cost in fiscal year 2000                     $      266           $      (76)
Effect on accumulated postretirement benefit
   obligation as of June 30, 2000                    1,651               (1,714)


NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:
                                                              June 30
                                                      2000                 1999
                                               --------------------------------

Accounts payable and accrued liabilities       $    58,653          $    53,834
Accrued salaries and bonuses                        83,357               68,405
Current portion of defined benefit retirement plans
    and postretirement benefits other than pensions  2,491                9,948
Accrued vacation                                    14,840               13,578
Advance billings                                     8,492                6,854
                                               -----------          -----------

Total accounts payable and accrued liabilities $   167,833          $   152,619
                                               ===========          ===========


NOTE 8 - LEASES

We lease office space, furniture and selected computer equipment under operating lease agreements with terms generally ranging from one to ten years. We have entered into sublease agreements for some of our excess leased space. The rental expense was $44,563,000, $43,631,000 and $43,133,000 for fiscal years 2000, 1999 and 1998, respectively. Sublease income was $3,534,000, $4,208,000 and $3,905,000 for fiscal years 2000, 1999 and 1998, respectively.

Future cash outlays for operating lease commitments and cash inflows for sublease income are:
                                                 Lease                 Sublease
                                             Commitments                 Income

                      2001                $       46,633          $       4,537
                      2002                        39,908                  3,866
                      2003                        28,113                    116
                      2004                        21,593                     --
                      2005                        16,512                     --
                Thereafter                        36,310                     --
                                          --------------          -------------
                                          $      189,069          $       8,519
                                          ==============          =============

As a result of relocations and the subleasing of excess office space, we recognized lease termination losses of $0, $341,000 and $790,000 in fiscal years 2000, 1999 and 1998, respectively.

NOTE 9 - NOTE PAYABLE

We have a $120,000,000 credit facility with a group of banks at an interest rate that varies with LIBOR and/or the Prime Rate, plus an annual commitment fee that varies with our financial leverage and is paid on the unused portion of the credit facility. No amounts were outstanding under the revolving portion of the credit facility as of June 30, 2000 or 1999. The credit facility requires us to observe certain covenants (including requirements as to minimum net worth and other financial and restrictive covenants) and is secured by a blanket lien on all assets. At June 30, 2000 we were in compliance with all covenants under the credit facility. The revolving portion of the credit facility is scheduled to mature on June 30, 2003.

Of the total credit line, $95,000,000 is available to us as revolving credit for operating needs, $2,225,000 of which is unavailable as a result of support required for letters of credit issued under the credit line. The remaining $25,000,000 is available to secure loans to associates for the purchase of redeemable common stock made available under our Stock Purchase Program. We guarantee these loans to our shareholders, the aggregate outstanding balances of which totaled $14,385,000 and $20,316,000 at June 30, 2000 and 1999,
respectively. Shares totaling 3,273,000 and 4,735,000 of the Company's redeemable common stock were pledged by shareholders to secure these loans at June 30, 2000 and 1999, respectively.

NOTE 10 - REDEEMABLE COMMON STOCK

Substantially all of our redeemable common stock is held by or for the benefit of our employees and, pursuant to our bylaws, is subject to certain restrictions. In connection with these restrictions, we have the following rights and obligations regarding purchases and sales of our common stock:

a) The Company has the first option to purchase, or to designate associates who are eligible to purchase, any share offered for sale by a shareholder. Shares not purchased by the Company or its designees may be sold to identified transferees, subject to the restrictions contained in the bylaws.
b) Upon the termination of employment, bankruptcy of a shareholder, or the imposition of a lien or attachment on any stock, the shares held by the shareholder or subject to attachment are considered to be offered for sale. In these circumstances, the Company is obligated to purchase any such shares.

Pursuant to our bylaws, the price for all sales by the Company of redeemable common stock is the formula book value per share (defined in the bylaws as "Formula Book Value") of such stock as of the last day of the preceding year. Amounts paid by the Company to repurchase redeemable common stock are equal to the formula book value as of the prior year end, adjusted to reflect the pro rata appreciation in the formula book value per share from the last day of the preceding year to the end of the current year and pro rata dividends paid during the year.

Formula book value as used herein means the net book value of our redeemable common stock as of June 30, 1996, increased or decreased by net income or losses, and all other Generally Accepted Accounting Principles ("GAAP") basis increases or decreases to net book value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease, (ii) eliminate annual changes in the currency translation adjustment occurring after June 30, 1996, and (iii) eliminate the after tax increases or decreases in net book value recorded in accordance with GAAP as a result of the discontinuation of the benefits administration outsourcing business. The formula book value was $7.80 at June 30, 2000 and $6.68 at June 30, 1999.

The following schedule computes the formula book value per share at June 30:

                                                          2000             1999
                                                     --------------------------

Consolidated net worth [1]                           $  46,200         $ 36,882
Adjustment for the compensation survey items:
      50% of consolidated income received
      from compensation survey business                  5,915            5,915

Add:  Adjustment for after-tax effect of discontinuation
       of benefits administration outsourcing business  61,228           61,228

Add:  Adjustment for after-tax effect of lease losses    2,137            3,606
                                                     ---------        ---------

Formula book value of redeemable common stock        $ 115,480        $ 107,631
                                                     =========        =========

Number of shares of redeemable common stock
   outstanding                                          14,805           16,112

Formula book value per share of redeemable
   common stock                                      $    7.80        $    6.68

[1] After adjusting for currency translation as specified in the Company's bylaws of $4,989 in 2000 and $3,602 in 1999 and redemption value of redeemable common stock of $115,480 at June 30, 2000, and $107,631 at June 30, 1999.

In view of our obligation to repurchase our redeemable common stock, the Securities and Exchange Commission requires that the redemption value of outstanding shares be classified as redeemable common stock and not be portrayed as permanent capital. The amount presented as redeemable common stock outside the permanent shareholders' equity section is stated as the amount at which we would be required to repurchase shares at the most recent fiscal year end formula book value per share. In the permanent shareholders' equity section, the "adjustment for redemption value less (greater) than amounts paid/deemed paid in by shareholders" represents the amount that the redeemable value is less than (exceeds) the cost of the stock.

                                         Number of                   Redeemable
                                            Shares                 Common Stock
                                    --------------             ----------------


Balance at June 30, 1997                18,130,430             $         96,091

Redemption of shares                    (2,410,425)                     (13,141)

Issuance of shares                         196,752                        1,005

Adjustment of redemption value for
  change in formula book value per share        --                       12,341
                                   ---------------             ----------------

Balance at June 30, 1998                15,916,757             $         96,296

Redemption of shares
                                        (2,361,542)                     (15,124)

Issuance of shares                       2,557,201                       15,451

Adjustment of redemption value for
  change in formula book value per share        --                       11,008
                                   ---------------             ----------------

Balance at June 30, 1999                16,112,416             $        107,631

Redemption of shares                    (1,326,971)                      (9,347)

Issuance of shares                          19,700                          132

Adjustment of redemption value for
  change in formula book value per share        --                       17,064
                                   ---------------             ----------------

Balance at June 30, 2000                14,805,145             $        115,480
                                   ===============             ================

We sponsor a Stock Purchase Plan ("SPP") which allows virtually all associates to become shareholders. There was no formal stock sale under the SPP in fiscal year 2000, although during this period we received $132,000 from four private placements of an aggregate of 19,700 shares of stock under Section 4(2) of the Securities Act. During the fiscal year ended June 30, 1999, we received $15,451,000 from the sale of 2,557,201 shares of stock under the SPP.

NOTE 11 - INCOME TAXES

The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the effect of temporary differences between the assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. The Company recognizes deferred tax assets if it is more likely than not that a benefit will be realized.

The components of the continuing operations income tax provision before minority interest and discontinued operations include:

                                             Year Ended June 30
                                     2000            1999           1998
                               -----------------------------------------
Current tax expense:
        U.S.                   $    5,276     $    10,817    $     9,972
        State and local               438           4,050          3,324
        Foreign                     6,630           3,877          1,820
                               ----------     -----------    -----------
                                   12,344          18,744         15,116
                               ----------     -----------    -----------

Deferred tax (benefit) expense:
        U.S.                        1,601          (5,776)          (337)
        State and local             3,231          (1,407)        (1,706)
        Foreign                    (1,981)           (113)            61
                               ----------     -----------    -----------
                                    2,851          (7,296)        (1,982)
                               ----------     -----------    -----------

Total provision for
   income taxes                $   15,195     $    11,448    $    13,134
                               ==========     ===========    ===========

Current foreign tax expense attributable to income from continuing operations was net of approximately $180,000, representing the tax benefit of a net operating loss carryover for the year ended June 30, 2000. There was no such benefit in the years ended June 30, 1999 and 1998.

Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 2000 and June 30, 1999 are comprised of the following:

                                                             June 30
                                                      2000             1999
                                                 --------------------------

Foreign temporary differences                    $    (722)     $    (2,595)
                                                 ---------      -----------

     Gross deferred tax liabilities                   (722)          (2,595)
                                                 ---------      -----------
Cash method of accounting for U.S. income
     tax purposes                                    2,475            3,744
Difference between book and tax depreciation         4,573            3,202
Accrued retirement benefits                         33,817           37,137
Amortization of deferred rent                        3,804            5,697
Foreign temporary differences                        5,125            6,367
Foreign net operating loss carryforwards             1,617            1,989
Discontinued operations exit costs                   6,562            7,230
Tax credit carryforwards                             1,042               --
Other                                                  241              317
                                                ----------      -----------

     Gross deferred tax assets                      59,256           65,683
                                                ----------      -----------

Deferred tax assets valuation allowance             (5,179)          (6,882)
                                                ----------      -----------

     Net deferred tax asset                     $   53,355      $    56,206
                                                ==========      ===========

At June 30, 2000 we had foreign tax credit carryforwards for U.S. tax purposes of $393,000, which expire in 2002 through 2005. At June 30, 2000, we had unused loss carryforwards for tax purposes in various jurisdictions outside the U.S. amounting to $5,749,000, of which $4,171,000 can be indefinitely carried forward under local statutes. The remaining foreign loss carryforwards will expire, if unused, in varying amounts from 2001 through 2008. The valuation allowance applies to the tax effect of the foreign net operating loss carryforwards $(1,617,000), the tax effect of certain foreign temporary expenses $(3,169,000) and foreign tax credit carryovers $(393,000) for which realizability is considered uncertain.

The net change in the valuation allowance of $1,703,000 in fiscal year 2000 and $611,000 in fiscal year 1999 is due primarily to the tax effect of the change in realizable foreign net operating losses, foreign tax credits and non-deductible foreign expenses.

Domestic and foreign components of income (loss) before taxes, minority interest and discontinued operations for each of the three years ended June 30 are as follows:

                                  2000               1999                1998
                            -------------------------------------------------

          Domestic          $   22,581         $   15,203         $   (47,435)
          Foreign               11,262              8,597               4,469
                            ----------         ----------         -----------

                            $   33,843         $   23,800         $   (42,966)
                            ==========         ==========         ===========

The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the actual amounts provided and those which would have resulted from the application of the U.S. federal statutory tax rate are as follows:

                                                  Year Ended June 30
                                          2000           1999              1998
                                      -----------------------------------------

Tax provision (benefit) at U.S.
 federal statutory tax rate of 35%    $  11,845      $  8,330          $(15,038)
Increase (reduction) resulting from:
    Non-deductible compensation expense      --            --            24,467

    Foreign income subject to higher
        (lower)foreign tax rates            432          (377)             (324)

    Tax benefit of foreign losses
        reserved, net                       275           881               852

    State income taxes, net of
        federal tax effect                2,384         1,207             1,618

    Non-deductible amortization
        and other expenses                1,323           849               758

        Tax credits                      (1,282)           --              (353)

        Other                               218           558             1,154
                                      ---------      --------          --------

Income tax provision                  $  15,195      $ 11,448          $ 13,134
                                      =========      ========          ========

NOTE 12 - NON-RECURRING COMPENSATION CHARGE

In accordance with generally accepted accounting principles, we recorded a charge against operating results of $69,906,000 in fiscal year 1998 as compensation expense. This charge arises because we changed the method of calculation of our formula book value during fiscal year 1998, through a shareholder vote, to eliminate from the formula book value calculation the effect of the charge taken for discontinued operations resulting from the discontinuation of our benefits administration outsourcing business.

The non-recurring compensation charge does not represent a call against Company resources and will not recur unless we modify our formula book value calculation again. We have separately disclosed in the Statement of Operations the amount of the charge so that readers of the financial statements may consider its effect on earnings and its infrequent nature.


NOTE 13 - SEGMENT INFORMATION

During the second quarter of fiscal year 2001, we changed the structure of our internal organization in a manner that caused the composition of our reportable segments to change. In order to better position the Company to deliver the integrated, global solutions that have the largest impact on our growth, management consolidated our three U.S. regions into a single region. As a result of this consolidation, and because we also use a practice-based matrix form of organization for our North American regions, we have changed our reportable segments to reflect our practice-based structure. After the change, we have five reportable segments:

         (1)  Benefits Group
         (2)  HR Technologies Group
         (3)  Human Capital Group
         (4)  International
         (5)  Other (including Data Services and Communications)

The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior and current year data has been restated to be consistent with current classifications for comparative purposes.

The table below presents specified information about reported segments as of and for the year ended June 30, 2000 (in thousands):

                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $334,296   $     79,675   $49,697    $      67,829  $62,129   $593,626
Net operating income                           80,507         17,812     5,328           10,647    4,791    119,085
Interest expense                                1,776            456       240              152      296      2,920
Depreciation & amortization                     8,062          2,381     1,295            1,658    4,201     17,597
Receivables                                    78,623         16,539    11,110           19,243   12,212    137,727
Income from affiliates                             --             --        --               --       --      3,116


The table below presents  specified  information  about reported segments as of and for the year ended June 30, 1999 (in thousands):
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------

Revenue (net of reimbursable expenses)       $307,075   $     66,323   $40,992    $      55,804  $56,814   $527,008
Net operating income                           71,115          8,859    (2,992)           6,399    4,286     87,667
Interest expense                                1,631            577       302              115      275      2,900
Depreciation & amortization                     7,514          2,266     1,298            1,424    4,000     16,502
Receivables                                    77,955         17,979    11,704           16,567    9,375    133,580
Income from affiliates                             --             --        --               --       --      2,524


The table below presents  specified  information  about reported segments as of and for the year ended June 30, 1998 (in thousands):
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------

Revenue (net of reimbursable expenses)       $273,432   $     53,564   $44,507    $      49,591  $63,157   $484,251
Net operating income                           59,429          5,677     1,689              639    5,151     72,585
Interest expense                                1,515            381       226              101      373      2,596
Depreciation & amortization                     6,759          1,701     1,247            1,607    3,917     15,231
Receivables                                    70,024         12,438    11,209           15,173    7,496    116,340
Income from affiliates                             --             --        --               --       --        258

Information about interest income and tax expense is not presented as a segment expense because it is not considered a responsibility of the segment's operating management.

A reconciliation of the information reported by segment to the consolidated amounts follows for the years ended June 30:

                                        2000              1999             1998
                                   --------------------------------------------
REVENUE:
Total segment revenue              $ 593,626         $ 527,008        $ 484,251
Reimbursable expenses not included
   in segment revenue                 30,829            30,426           28,686

Other, net                               128              (574)            (277)
                                   ---------         ---------        ---------

Consolidated revenue               $ 624,583         $ 556,860        $ 512,660
                                   =========         =========        =========

NET OPERATING INCOME:
Total segment income               $ 119,085         $  87,667        $  72,585
Non-recurring compensation charge         --                --          (69,906)
Sublease loss                             --              (341)            (790)
Income from affiliates                 3,116             2,524              258
Differences in allocation methods
   for depreciation, G&A and
   pension costs                      (3,218)            1,277           (6,208)
Gain on sale of business units           583             2,723            3,093
Bonuses and stock incentive
   bonus plan                        (81,560)          (67,194)         (37,400)
Other, net                            (4,163)           (2,856)          (4,598)
                                   ---------         ---------        ---------
Consolidated pretax income (loss)
   from continuing operations      $  33,843         $  23,800        $ (42,966)
                                   =========         =========        =========

INTEREST EXPENSE:
Total segment expense              $   2,920         $   2,900        $   2,596
Differences in allocation method      (1,044)             (254)             172
                                   ---------         ---------        ---------

Consolidated interest expense      $   1,876         $   2,646        $   2,768
                                   =========         =========        =========

DEPRECIATION & AMORTIZATION:
Total segment expense              $  17,597         $  16,502        $  15,231
Capitalized software amortization,
   not allocated to segments              --                --           12,267
Goodwill amortization, not
   allocated to segments               1,852             1,568              549
Differences in allocation
   method and other                   (1,571)           (2,822)          (3,053)
                                   ---------         ---------        ---------
Consolidated depreciation
   and amortization expense        $  17,878         $  15,248        $  24,994
                                   =========         =========        =========

RECEIVABLES:
Total segment receivables - billed
   and unbilled                    $ 137,727         $ 133,580        $ 116,340
Net valuation differences and
   receivables of discontinued
   operations                          5,011             2,286           13,056
                                   ---------         ---------        ---------
Total billed and unbilled
   receivables                       142,738           135,866          129,396
Assets not reported by segment       187,222           178,094          138,914
                                   ---------         ---------        ---------

Consolidated assets                $ 329,960         $ 313,960        $ 268,310
                                   =========         =========        =========

The following represents total revenue and long lived assets information by geographic area as of and for the years ended June 30:

                            Revenue                           Long Lived Assets
                    2000         1999        1998           2000          1999        1998
                ---------------------------------       ----------------------------------

United States   $ 512,826   $ 464,521   $ 424,246       $ 50,772      $ 53,618    $ 48,108
Foreign           111,757      92,339      88,414         29,980        21,451      19,882
                ---------   ---------   ---------       --------      --------    --------

                $ 624,583   $ 556,860   $ 512,660       $ 80,752      $ 75,069    $ 67,990
                =========   =========   =========       ========      ========    ========

Revenue is based on the country of domicile for the legal entity that originated the revenue. Exclusive of the United States, revenue from no single country constituted more than 10% of consolidated revenue. Revenue from no single customer constituted more than 4% of consolidated revenue.


NOTE 14 - DISCONTINUED OPERATIONS

During fiscal year 1998, we discontinued our benefits administration outsourcing business, including our investment in our affiliate, Wellspring Resources LLC ("Wellspring"), pursuant to a Redemption, Restructuring, and Indemnity Agreement ("the Restructuring Agreement") by which Wellspring
redeemed  our  50%  interest  in  Wellspring   effective  April  1,  1998.  The
restructuring effected, pursuant to the Restructuring Agreement, the implementation of a discontinuation plan approved by our Board of Directors on February 18, 1998. Under the Restructuring Agreement, certain outsourcing contracts retained by us when Wellspring was initially formed in 1996 ("Retained Clients") continued to be performed until their respective contract expirations.

In connection with the restructuring, we agreed to indemnify Wellspring for certain costs and losses as a result of services provided by Wellspring on our behalf. Further, we were released from certain liabilities relating to the Wellspring business in connection with the redemption.

In 1998, we recorded a pre-tax loss on discontinuation of $109,800,000, which included the $45,200,000 write-off of our investment in Wellspring, a $14,000,000 write-off of net capitalized software development costs for the retained clients and a $50,600,000 provision for completion of any obligations to clients, vendors or our former venture partner.

In October 1998, we consummated agreements with the remaining retained clients, Wellspring, and our former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. Management believes that savings of $25,000,000 compared with initial estimates made in the third quarter of fiscal 1998 and $15,000,000 from the amount provided at June 30, 1998 will be realized from these events. We reduced the amount of our provision for losses from disposal of the benefits administration outsourcing business in the second quarter of fiscal year 1999. A credit to income of $15,000,000, less the associated tax expense of $6,322,000, is reflected in the Consolidated Statement of Operations for fiscal year 1999 in the line "Adjustment (loss) on disposal of discontinued outsourcing business."

NOTE 15 - RELATED PARTY TRANSACTIONS

In connection with the contractual servicing of the retained clients (as defined in Note 16 of this report) which continued through September 1998, Wellspring provided the services to those clients on our behalf. Expenses charged to us by Wellspring for such services for fiscal 1999 and 1998 were $11,600,000 and $41,811,000, respectively. Our obligation to service the retained clients ceased during fiscal year 1999 and there were no amounts due to Wellspring at either June 30, 2000 or 1999.


NOTE 16 - COMMITMENTS AND CONTINGENT LIABILITIES

We are a defendant in certain lawsuits arising in the normal course of business, some of which are in their earliest stages. There are no such matters that management believes will have a material impact on our financial statements.

As of June 30, 2000 and 1999, we and our affiliates had outstanding letters of credit of $2,225,000.

We continue to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at June 30, 2000 total $49,300,000, which expire at various dates through 2007. These leases are also jointly and severally guaranteed by our former partner in Wellspring, State Street Bank and Trust Company. The estimated loss from the potential exercise of these guarantees has been included in the loss on disposal of the benefits administration outsourcing business.

NOTE 17 - COMPANY REORGANIZATION AND LONG TERM INCENTIVE PLAN

On June 26, 2000, at a special meeting of the shareholders of Watson Wyatt & Company, the shareholders approved the following two proposals.

The first proposal was to adopt an Agreement and Plan of Merger among Watson Wyatt & Company, Watson Wyatt & Company Holdings and WW Merger Subsidiary, Inc. Under the merger agreement, among other things, the merger subsidiary will merge into Watson Wyatt & Company, and each share of Watson Wyatt & Company's currently outstanding common stock will be converted into one share of class B-1 and one share of class B-2 common stock of Watson Wyatt & Company Holdings, contingent on the consummation of the public offering of class A common stock of Watson Wyatt & Company Holdings.

The second proposal was to adopt the 2000 Long Term Incentive Plan. The Plan provides for grants of stock options and stock appreciation rights to be made by Watson Wyatt & Company Holdings to eligible employees of Watson Wyatt & Company Holdings and its subsidiaries, including Watson Wyatt & Company. This proposal is contingent on the approval of the merger, the consummation of the merger and the completion of the public offering. The Plan provides for the grant of options to employees and directors to purchase up to 4,500,000 shares of class A common stock at fair value at the date of grant. The options will expire seven years after the date of grant, subject to early termination in specific circumstances, and will vest on a pro-rata basis over five years.

Because the Plan provides for stock options with an exercise price that is equal to fair market value of the common stock at the date of grant and because there are no uncertainties that would require variable accounting, no compensation expense will result. In a few foreign jurisdictions where option grants are impractical, we will issue stock appreciation rights, which will result in the recognition of compensation expense over a vesting period to the extent that the market price of the stock increases. Management believes that any compensation expense resulting from the issuance of stock appreciation rights will be immaterial.

At June 30, 2000 no options had been granted.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
-----------------------------------------


                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-48010) of Watson Wyatt & Company Holdings of our report, dated August 4, 2000, except for Note 1 "Earnings per Share" and Note 13, as to which the date is March 7, 2001, relating to the financial statements, which appears in this Form 8-K.

PricewaterhouseCoopers LLP

Washington, D.C.
March 13, 2001

Item 9.  Regulation FD Disclosure
---------------------------------

As previously mentioned, the Company changed its reportable segments and has provided updated information for each of the three years in the period ended June 30, 2000 in Item 5 of this report. For full disclosure purposes, the following information presents certain elements of the segment information presented on a quarterly basis (in thousands) (unaudited).



For the quarter ended September 30, 1999:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 79,377   $     19,747   $10,716    $      14,980  $15,170   $139,990
Net operating income                           17,832          4,957       524            1,306    2,714     27,333


For the quarter ended December 31, 1999:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 79,275   $     20,745   $12,885    $      15,049  $15,787   $143,741
Net operating income                           14,167          5,615     1,990            1,146      583     23,501


For the quarter ended March 31, 2000:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 85,584   $     18,919   $13,037    $      17,156  $15,288   $149,984
Net operating income                           21,829          3,706     1,386            2,950    1,057     30,928


For the quarter ended June 30, 2000:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 90,060   $     20,264   $13,059    $      20,644  $15,884   $159,911
Net operating income                           26,679          3,534     1,428            5,245      437     37,323


For the quarter ended September 30, 1998:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 71,060   $     18,260   $10,147    $      13,291  $16,525   $129,283
Net operating income                           16,129          5,741      (376)           1,469    3,251     26,214


For the quarter ended December 31, 1998:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 72,935   $     19,936   $11,265    $      13,043  $15,492   $132,671
Net operating income                           13,575          5,843       313              384    2,086     22,201


For the quarter ended March 31, 1999:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 80,860   $     12,615   $ 9,895    $      13,458  $12,019   $128,847
Net operating income                           19,342         (2,326)   (1,612)           1,272   (1,477)    15,199


For the quarter ended June 30, 1999:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 82,220   $     15,512   $ 9,685    $      16,012  $12,778   $136,207
Net operating income                           22,069           (399)   (1,317)           3,274      426     24,053

                                       4


For the quarter ended September 30, 1997:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 66,237   $     12,894   $10,388    $      12,377  $17,016   $118,912
Net operating income                           14,382          1,857       357              799    3,219     20,614


For the quarter ended December 31, 1997:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 65,352   $     13,979   $10,630    $      11,167  $17,264   $118,392
Net operating income                           11,086          2,735      (154)          (1,300)   2,225     14,592


For the quarter ended March 31, 1998:
                                                                  HR     Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 68,342   $     11,887   $11,628    $      13,186  $14,704   $119,747
Net operating income                           13,172           (193)      584              809     (299)    14,073


For the quarter ended June 30, 1998:
                                                                   HR    Human
                                             Benefits   Technologies   Capital    International    Other      Total
                                             --------   ------------   -------    -------------  -------   --------
Revenue (net of reimbursable expenses)       $ 73,501   $     14,804   $11,861    $      12,861  $14,173   $127,200
Net operating income                           20,789          1,278       902              331        6     23,306



SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Watson Wyatt & Company
(Registrant)


Date: March 16, 2001                     BY:   /s/ Walter W. Bardenwerper
--------------------                           --------------------------
                                               Walter W. Bardenwerper
                                               Vice President, General Counsel
                                               and Secretary

                                      6